Execution Copy

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the effective date set forth below by and between (i) AdMission, Inc., a Delaware corporation (the "Buyer") and (ii) IPIX Corporation, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to herein individually as a "Party" and collectively as the "Parties." The capitalized terms used herein and not otherwise defined have the meanings given to such terms as set forth in Appendix A hereto.

         WHEREAS, the Seller, through its three business units, IPIX Security, IPIX AdMission and IPIX InfoMedia, provides solutions for the creation, processing and management of media, including still images, Full-360 degree immersive images and video;

         WHEREAS, the AdMission division of the Seller currently offers services that visually enhance advertisements for directional advertising publishers and other media sharing applications (the "AdMission Business");

         WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, on the terms and conditions set forth herein, the assets and contracts constituting the AdMission Business in exchange for the consideration described below;

         WHEREAS, the Seller desires to retain and continue to operate its IPIX Security and IPIX InfoMedia divisions;

         WHEREAS, the Buyer will provide the Seller with a license to certain patent rights included in the AdMission Business which are required to continue to operate and develop the IPIX Security and IPIX InfoMedia business units; and

         WHEREAS, the respective Board of Directors of each of the Seller and the Buyer has approved this transaction;

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   ARTICLE I
                      PURCHASE AND SALE OF PURCHASED ASSETS

1.1. Purchased Assets. On the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell, convey, assign, transfer and deliver to the Buyer and the Buyer hereby agrees to purchase, accept and take from the Seller, all of the Seller's right, title and interest in the following (the "Purchased Assets"):

(a)      The following items (the "AdMission Products"):

(i) the trademarks, trade names, service marks, domain names and business brands set forth on Schedule 1.1(a)(i) and the goodwill associated therewith;
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(ii)     the copyrights and trade secrets set forth on Schedule 1.1(a)(ii); and

(iii) the proprietary AdMission Business information, including all Software, processes, methods, technologies and business know-how (including, but not limited to, any invention assignment agreements and customer or vendor information obtained in the ordinary course of the AdMission Business) used exclusively in the conduct of the AdMission Business and specifically set forth on Schedule 1.1(a)(iii).

(b)      The following Contracts relating exclusively to the AdMission Business:

(i) contracts with customers, suppliers and vendors and support agreements set forth on Schedule 1.1(b)(i) (the "Conveying Contracts"); and

(ii)     works-in-process and new business prospects set forth on Schedule
1.1(b)(ii).

(c)      The Other Assets;

(d)      The AdMission Business Working Capital; and

(e) The patents set forth on Schedule A to the Patent Purchase, License and Repurchase Agreement (as defined below) subject to the terms and conditions of the Patent Purchase, License and Repurchase Agreement including, but not limited to, the repurchase rights described therein in favor of the Seller.

1.2. Excluded Assets. Notwithstanding Section 1.1 or any other provision of this Agreement, the following assets (the "Excluded Assets") shall not be assigned or transferred to the Buyer:

(a) All Intellectual Property of the Seller except the AdMission Intellectual Property;

(b)      All of the Seller's and the AdMission Business's accounts receivable;

(c) Except for the AdMission Business Working Capital, all of the Seller's cash, bank accounts, marketable securities, certificates of deposit and cash equivalents;

(d) All trademarks, service marks, trade names and logos, and all registrations and applications thereto, not specifically set forth on Schedule 1.1(a)(i), including, without limitation, all trademarks, service marks, trade names, logos and any contraction or abbreviation that includes, employs or simulates the term "IPIX", and all registrations and applications thereto and goodwill thereof;

(e)      All insurance policies maintained by the Seller;

(f)      The Seller's corporate minute books and stock books, certificates of

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incorporation, tax returns, tax preparation work papers, financial statements and the books, records, books of account, correspondence, personnel records, and other records relating to the AdMission Business;

(g) All claims, defenses and rights against third parties (including, without limitation, insurance carriers), of whatever kind or nature, to the extent they relate to liabilities or obligations that are not assumed by Buyer hereunder;

(h) All claims relating to refunds or reductions in Taxes and other governmental charges;

(i)      All contracts not solely and exclusively related to the AdMission
Business;

(j) All prepaid expenses and deposits except as otherwise specifically provided in Section 1.1 hereof;

(k)      All intercompany and Affiliate receivables;

(l) All licenses and permits and other rights and authority granted or issued by any governmental or quasi-governmental authority; and

(m) All other assets, rights or properties of any nature, except those assets, rights or properties set out in Schedule 1.1 or Schedule 3.4.

1.3. Assumed Liabilities. Subject to the satisfaction or waiver of the conditions set forth herein, the Buyer shall assume, discharge and perform when lawfully due the following (the "Assumed Liabilities"):

(a) All liabilities and obligations arising or accruing subsequent to the Closing and relating to the Purchased Assets or to conduct of the AdMission Business, including all Liabilities arising subsequent to the Closing under the Conveying Contracts;

(b) All liabilities and obligations expressly assumed or incurred by Buyer pursuant to this Agreement or the other agreements, certificates and instruments contemplated hereby;

(c) Service liabilities and obligations and warranty liabilities and obligations of the Seller under the terms of any contract, commitment or sale transaction entered into in the ordinary course of the AdMission Business relating to products shipped or services provided after the Closing;

(d) All liabilities and obligations provided with respect to employment or retention for the Transferring Employees after the Closing;

(e) The accrued payroll and benefits and other accrued expenses, arising in the ordinary course of the Admission Business and relating to the Transferring Employees as of the Closing;

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(f)      The accrued liability of the Seller with respect to vacation pay and accrued leave owed to the Transferring Employees;

(g) The accrued liability of the Seller, for contributions required to be made by the Seller to the Seller 401(k) Plan (as defined herein) with respect to the Transferring Employees; and

(h)      Permitted Liens.

1.4. Excluded Liabilities. The Parties specifically acknowledge that, except as specifically provided in Section 1.3 above, the Buyer assumes no liabilities or obligations of the Seller whether related to the Purchased Assets or otherwise, including any liability for payments under the Seller's employee stock purchase plan or bonus program or the Winthrop leases.

1.5. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement and in consideration of and in exchange for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, the Buyer agrees to provide and deliver to the Seller the following consideration (the "Purchase Price"):

(a)      the Buyer shall assume the Assumed Liabilities as set forth in Section
1.3 hereof;

(b) the Buyer shall deliver, or cause to be delivered, certificates representing 1,035,000 shares of its Series A Convertible Preferred Stock (the "Buyer Convertible Preferred Stock"); and

(c) the Buyer shall deliver, or cause to be delivered, a warrant to purchase 200,000 shares of the Common Stock of the Buyer (the "Buyer Common Stock") in the form attached hereto as Exhibit A (the "Common Stock Warrant").

                                   ARTICLE II
                             CLOSING AND DELIVERIES

2.1. Time and Place of the Closing. The closing of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw Pittman LLP, 1650 Tysons Boulevard, 14th Floor, McLean, Virginia 22102-4859 on January 25, 2005 or as soon thereafter as reasonably possible following satisfaction or waiver of such conditions set forth in Article VII, which shall be no later than the second (2nd) business day after the satisfaction or waiver of such conditions (such date, the "Closing Date"). The Closing will be effective as of the close of business on the Closing Date.

2.2. Closing Deliveries of the Seller. Contemporaneously with the Closing, unless waived by the Buyer, the Seller shall:

(a) transfer, convey, assign and deliver to the Buyer all of Seller's right, title and interest in the Purchased Assets;

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

(b) execute and deliver to the Buyer the Common Stock Warrant in the form attached hereto as Exhibit A;

(c) execute and deliver to the Buyer the Patent Purchase, License and Repurchase Agreement in the form attached hereto as Exhibit B;

(d) execute and deliver to the Buyer the IPIX Trademark/Service Mark License Agreement in the form attached hereto as Exhibit C;

(e) execute and deliver to the Buyer the Investors' Rights Agreement in the form attached hereto as Exhibit D;

(f) execute and deliver to the Buyer the Qwest Assignment Agreement in the form attached hereto as Exhibit E;

(g) execute and deliver to the Buyer the Intercompany Agreement in the form attached hereto as Exhibit F;

(h) execute and deliver to the Buyer a certificate of its secretary, setting forth: (i) the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect and (ii) the Certificate of Incorporation and Bylaws of the Seller, certifying that such documents have not been amended or rescinded and are in full force and effect;

(i) execute and deliver a certificate of an appropriate officer of the Seller dated the Closing Date stating that the conditions set forth in Sections
7.1 have been satisfied;

(j) deliver an updated Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date; and

(k) deliver duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer's counsel, to release any and all Encumbrances against the Purchased Assets, other than Permitted Liens.

2.3. Closing Deliveries of the Buyer. Contemporaneously with the Closing, unless waived by the Seller, the Buyer shall:

(a) tender to the Seller the Purchase Price as set forth in Section 1.4 above;

(b) execute and deliver to the Seller such assumption agreements and other documents of assumption as required in order to effect the assumption by Buyer of the Assumed Liabilities;

(c) deliver to the Seller evidence, to the Seller's reasonable satisfaction, that the Buyer has received at least $3,500,000 for the sale of not more than 3,500,000 shares of Buyer Convertible Preferred Shares;

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

(d) execute and deliver a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in Section 7.2 have been satisfied;

(e) execute and deliver to the Seller the Common Stock Warrant in the form attached hereto as Exhibit A;

(f) execute and deliver to the Seller the Patent Purchase, License and Repurchase Agreement in the form attached hereto as Exhibit B;

(g) execute and deliver to the Seller the IPIX Trademark/Service Mark License Agreement in the form attached hereto as Exhibit C;

(h) deliver to the Seller the Investors' Rights Agreement in the form attached hereto as Exhibit D, executed by the Buyer, Swiftsure Capital LLC and any other investors in the Buyer as of the Closing Date, giving effect to the transactions contemplated by this Agreement;

(i) deliver to the Seller the Qwest Assignment and Services Agreement in the form attached hereto as Exhibit E executed by the Buyer and Qwest;

(j) execute and deliver to the Seller the Intercompany Agreement in the form attached hereto as Exhibit F; and;

(k) execute and deliver to the Seller a certificate of its secretary, setting forth: (i) the resolutions of its board of directors authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect and (ii) the Certificate of Incorporation and Bylaws of the Buyer, certifying that such documents have not been amended or rescinded and are in full force and effect.

2.4. Timing of Deliveries. All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Seller represents and warrants to the Buyer, that, except as set forth on the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedule shall be deemed to qualify all other sections and subsections in this Article
III.

3.1. Organization. The Seller is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and operate

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the AdMission Business and the Purchased Assets.  The Seller is qualified as a foreign corporation in each jurisdiction where the character or location of its assets or property owned, leased or operated in conjunction with the AdMission Business make such qualifications necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, results of operations or financial condition of the AdMission Business. The Seller is in compliance with all provisions of its Certificate of Incorporation and Bylaws, except where the failure to be in compliance would not have a Material Adverse Effect on the business, results of operations or financial condition of the AdMission Business.

3.2. Authority of the Seller. The Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller and is, and each other agreement or instrument of the Seller contemplated by it will be, the legal, valid and binding agreement or instrument of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the other agreements of the Seller contemplated hereby (collectively, the "Seller's Agreements") do not require the consent of or notice to any third party. Neither the execution and delivery of the Seller's Agreements nor the consummation of the transactions contemplated thereby will
(a) conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or Bylaws of the Seller, or any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which any of the Seller is bound,
(b) result in the creation of any lien, security interest, charge or encumbrance upon the Purchased Assets, (c) result in the cancellation, modification, revocation or suspension of any license, certificate, permit or authorization held by the Seller and relating to the AdMission Business, (d) breach any Laws; except to the extent any of the foregoing occurrences or conditions would not, in the aggregate, have a Material Adverse Effect.

3.3. Working Capital. Except as set forth on Schedule 3.3, to the Knowledge of the Seller, there exist no: (i) amounts collected by the Seller for services to be provided by the AdMission Business for services which have not yet been performed; (ii) any obligations or liabilities incurred by the Seller or the AdMission Business and not yet paid for services or goods received prior to the date hereof; or (iii) amounts paid by the Seller for goods and services to be used exclusively by the AdMission Business to be delivered to the AdMission Business after the date hereof.

3.4. Personal Property. To the Knowledge of the Seller, Schedule 3.4(i) is a list of certain Software and hardware, including servers, workstations, switches, and routers, owned or leased by the Seller. To the Knowledge of the Seller, Schedule 3.4(ii) contains a list of certain other office equipment used as of November 24, 2004 by the Seller. The Seller has good and marketable title to, or a valid leasehold interest in, the property set forth on Schedules 3.4(i) and (ii) free and clear of all Encumbrances, except for Encumbrances listed on Schedules 3.4(i) or (ii). As of the Closing, the foregoing assets will be assigned and conveyed to the Buyer, except such assets which have been retired, removed, sold, leased, or otherwise disposed of or

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encumbered in the ordinary course of the AdMission Business consistent with past practices of the Seller or the AdMission Business.

3.5.          Employee Matters.

(a) Schedule 3.5 contains a complete and correct list of the respective titles of each of the Transferring Employees as of the date hereof.

(b) To the Knowledge of Seller, none of the Transferring Employees is subject to any secrecy or noncompetition agreement (other than such agreements with Seller) that would materially impede the ability of such Transferring Employees to continue to perform the activities currently being performed by each such employee for the AdMission Business.

(c) The Seller has paid in full to all employees all wages, salaries and commissions due and payable to the Transferring Employees.

3.6. Taxes. The Seller has filed or will file on a timely basis all Tax Returns it is required to have filed in connection with the Purchased Assets. All such Tax Returns are or will be correct and complete when filed.

3.7.          Intellectual Property.

(a)      Except as set forth on Schedule 3.7(a), to the Knowledge of the Seller,
(i) the Seller has sole title to and ownership of the AdMission Intellectual Property free and clear of all Encumbrances; (ii) no employee or former employee or independent contractor of the Seller has made any claim in writing of ownership, misappropriation or infringement with respect to any AdMission Intellectual Property; (iii) no Person has asserted in writing that any AdMission Intellectual Property is invalid or is not enforceable; (iv) Seller has taken appropriate actions to keep the Registered Intellectual Property Rights registered and in effect, including the payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions; and (v) Seller has not received written notice that any Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.

(b) To the Knowledge of the Seller, Schedule 3.7(b) lists each currently effective or pending (i) trademark, service mark and domain name registration and applications therefor and (ii) copyright registration and application therefor, in each case, included in the AdMission Intellectual Property.

(c) To the Knowledge of the Seller, Schedule 3.7(c) lists all agreements and other arrangements under which the Seller, has provided, or has agreed to provide, the source code included in the Purchased Assets to any third party, other than end users for their internal use.

(d) To the Knowledge of the Seller, all Software that is included in the Purchased Assets is owned by the Seller or is subject to a current license agreement that covers all use of the Software in the AdMission Business as now conducted.

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(e)      To the Knowledge of the Seller, no action, suit, proceeding or claim with respect to the AdMission Intellectual Property has been instituted, or is pending or threatened against the Seller.

(f) Commercially reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Seller exclusively in the AdMission Business, including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute proprietary information and confidentiality agreements substantially in a standard form.

3.8. Brokers. Except for payments due to Swiftsure Capital LLC in connection with fundraising by the Buyer, no Person has, or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer or the Seller for any commission fee or other compensation payable as a finder or broker because of any act or omission by the Seller.

3.9. Conveying Contracts. To the Knowledge of the Seller, Seller has materially performed all obligations required to be performed by it in connection with each Conveying Contract. The Seller has not received any notice of any claim of default by it under or termination of any Conveying Contract, and, to the Knowledge of Seller, Seller is not in breach or default under any Conveying Contract. Except as set forth on Schedule 3.9, no Person has made written demand for any renegotiations of, any outstanding rights or material terms of any Conveying Contract. Except as set forth on Schedule 3.9, each Conveying Contract is assignable to Buyer without the consent of any Person.

3.10. Litigation. There is no suit, proceeding, action, claim, at law or in equity, or arbitration pending, or, to the Knowledge of the Seller, threatened, against the Seller which would materially adversely affect the performance of the Seller under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.11. Investment. The Seller (a) understands that the Buyer Convertible Preferred Stock and Common Stock Warrant, and any securities issuable upon conversion or exercise thereof, have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer;
(b) is acquiring the Buyer Convertible Preferred Stock and Common Stock Warrant, and any securities issuable upon conversion or exercise thereof solely for the
Seller's own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received such information concerning Buyer and has had the opportunity to obtain additional information as requested in order to evaluate the merits and the risks inherent in holding the Buyer Convertible Preferred Stock and Common Stock Warrant, and any securities issuable upon conversion or exercise thereof; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Convertible Preferred Stock and Common Stock Warrant, and any securities issuable upon conversion or exercise thereof; and (f) is an "Accredited Investor" as that term is defined in Rule 501 promulgated under the Securities Act.

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

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer represents and warrants to the Seller, as of the date hereof:

4.1. Organization. The Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its assets and to carry on its business as now conducted. The Buyer is qualified as a foreign corporation in each jurisdiction where the character or location of its assets or property owned, leased or operated make such qualifications necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, results of operations or financial condition of the Buyer. Buyer is in compliance with all provisions of its Certificate of Incorporation and Bylaws, except where the failure to be in compliance would not have a material adverse effect on the business, results of operations or financial condition of the Buyer.

4.2. Authority of the Buyer. The Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Buyer and is, and each other agreement or instrument of the Buyer contemplated by it will be, the legal, valid and binding agreement or instrument of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and the other agreements of the Buyer contemplated hereby (collectively, the "Buyer's Agreements") do not require the consent of or notice to any third-party. Neither the execution and delivery of the Buyer's Agreements nor the consummation of the transactions contemplated thereby will
(a) conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or Bylaws of the Buyer, or any agreement, mortgage, debt instrument, indenture, or other instrument, judgment, decree, order, award, law or regulation by which any of the Buyer is bound, (b) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Buyer, (c) result in the cancellation, modification, revocation or suspension of any license, certificate, permit or authorization held by the Buyer, (d) breach any Laws; except to the extent any of the foregoing occurrences or conditions would not, in the aggregate, have a material adverse effect.

4.3. Capitalization. Schedule 4.3 sets forth, as of the date hereof and giving effect to the transactions contemplated by this Agreement, (i) the number of authorized shares of each class of the Buyer's capital stock, (ii) the number of issued and outstanding shares of each class of the Buyer's capital stock, (iii) the names of all holders of issued and outstanding shares of each class of the Buyer's capital stock, together with the number of such shares owned and/or controlled by each such holder and the percentage of the issued and outstanding shares of each class of the Buyer's capital stock which such holder

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

owns or controls and (iv) the number of shares of each class, if any, which are held in treasury. The Buyer Convertible Preferred Stock being delivered to the Seller as part of the Purchase Price will represent, as of the Closing Date: (i) twenty two and eight tenths percent (22.8%) of the Buyer Convertible Preferred Stock; and (ii) eleven and sixty-seven hundredths percent (11.67%) of the capital stock of the Buyer, on a broad-based (including all granted options and options available for grant), fully diluted, as-converted-to common stock basis. Except as set forth on Schedule 4.3, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Buyer to issue or sell any shares of the Buyer Common Stock (or securities convertible into or exchangeable for shares of Buyer Common Stock) or the Buyer Convertible Preferred Stock. Except with respect to the Investor's Rights Agreement or as otherwise set forth on Schedule 4.3, there are no proxies, voting rights, stockholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Buyer.

4.4. Transferring Employees. Schedule 4.4 lists the AdMission Employees to whom the Buyer has made an offer of employment, such offer to be effective immediately following the Closing.

4.5. No Subsidiaries. The Buyer has no subsidiaries and does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.

4.6. Litigation. There is no suit, proceeding, action, claim, at law or in equity, or arbitration pending, or, to the Knowledge of the Buyer, threatened, against the Buyer which would adversely affect the performance of the Buyer under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.7. Due Diligence. In making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller set forth in Article III, including the schedules thereto. Such representations and warranties by the Seller constitute the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability or suitability as to any of the Purchased Assets and it is understood that the Buyer is taking the Purchased Assets as is and where is. The Buyer acknowledges and agrees that, notwithstanding anything contained herein to the contrary, the Seller is not making any representation or warranty as to the operation without error or interruption of any of the Purchased Assets. The Buyer has no knowledge that any of the representations and warranties of the Seller in this Agreement are not true and correct, and the Buyer has no knowledge of any errors in, or omissions from, the information set forth in the schedules to this Agreement.

4.8. Brokers. Except for payments due to Swiftsure Capital LLC in connection with fundraising by the Buyer, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Seller or the Buyer for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

4.9. Buyer Securities. The shares of Buyer Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Common Stock
Warrant, will, when issued and delivered in accordance with this Agreement and, with respect to the Common Stock Warrant, the terms of such Common Stock Warrant, be duly authorized, validly issued, fully paid and nonassessable.


                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1. Publicity and Disclosure. The Seller and the Buyer shall agree with each other as to the form, substance and timing of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) unless previously approved in writing by the Buyer and the Seller. Notwithstanding the foregoing, nothing contained herein shall prohibit the Buyer or the Seller from making any disclosure which the Buyer or the Seller, respectively, in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, after using reasonable efforts to give advance notice to the other parties and providing such parties an opportunity to review and comment on such disclosure.

5.2. Conduct of the Business. Until the Closing Date, unless this Agreement is otherwise terminated pursuant to Article VIII;

(a) the Seller will conduct its business only in, and will not take any action except in, the ordinary course of the AdMission Business and in accordance with applicable Law, unless the failure to do so would not have a Material Adverse Effect on the AdMission Business or the Purchased Assets;

(b) the Seller will not amend or modify any Conveying Contract without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; and

(c) the Seller will (i) use reasonable efforts to preserve the AdMission Business's organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, and (ii) subject to applicable Laws, confer with representatives of Buyer to report any changes or occurrences which have caused any representation or warranty made by the Seller in this Agreement to be untrue.

5.3. Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including, without limitation, (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or
(E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

5.4. Sales, Use and Transfer Taxes. All Transfer Taxes, if any, imposed upon, arising out of or resulting from, the consummation of the transactions contemplated by this Agreement shall be paid by the Buyer not later than the required due date of such Taxes under applicable Law.

5.5. Litigation Support. Each Party shall afford to each other Party and to such Party's authorized accountants, counsel and other designated representatives, during normal business hours in a manner so as to not unreasonably interfere with the conduct of business, reasonable access to the personnel of such Party. With regard to making personnel available, a Party so doing pursuant to this Section 5.5 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such out-of-pocket amounts as may be reasonably incurred in making such personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party. The information received pursuant to this Section 5.4 shall not be disclosed to third parties, except that the receiving party may disclose such information to its advisors in connection with the prosecution, defense or settlement of any litigation or any other proper business purpose.

5.6. Hiring of the Seller's Employees. The Parties acknowledge that the Buyer has made an offer of employment to the Transferring Employees. The Seller hereby waives any rights that it may have under any non-competition and non-disclosure (solely for the purpose and to the extent required to disclose information included in the Purchased Assets) provisions pursuant to any employment, non-compete or other arrangements with any Transferring Employees who are employed by the Buyer immediately after the Closing.

5.7. Bulk Transfer Provisions. The Seller and the Buyer hereby waive compliance with the provisions of any applicable bulk transfer law; provided, however, that the Buyer agrees: (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against the Seller, and
(ii) to indemnify, defend and hold harmless the Seller from and against any and all such claims in the manner provided in Article VI.

5.8. Use of Names. Except as specifically set forth in the IPIX Trademark/Service Mark License Agreement attached hereto as Exhibit C, after the Closing, the Buyer shall have no right to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of the Seller's and will not hold itself out as having any affiliations with the Seller.

5.9. Inadvertent Delivery; Delivery of Items Not Included in Purchased Assets. Buyer acknowledges that at or immediately following Closing, the Seller will provide the Buyer with constructive possession and control of certain tangible items included within the Purchased Assets including, without limitation, certain physical files and computer equipment. Buyer agrees that to the extent that it discovers that such physical files or computer equipment contain records or copies of any items of Intellectual Property of the Seller (including, without limitation, software, files, databases, correspondence or documentation) that do not constitute part of the Purchased Assets (whether or not falling within the definition of Excluded Assets), Buyer shall make no use whatsoever of such items and shall immediately notify Seller of such possession and thereafter, at Seller's election return such items or delete or destroy such items and notify the Seller that it has done so. The Buyer further acknowledges and agrees that it is not entitled to any other items which do not constitute part of the Purchased Assets (whether or not falling within the definition of Excluded Assets), including, without limitation any prepaid expenses or deposits, including but not limited to those set forth on Schedule 5.8. The Buyer agrees that to the extent it shall at any time have or be provided with constructive possession of any such Excluded Assets, Buyer shall make no use whatsoever of such items and shall immediately notify Seller of such possession and thereafter immediately return such items to the Seller.

5.10. Allocation of Purchase Price. The parties agree that the Purchase Price, including the Assumed Liabilities, shall be allocated among the Purchased Assets in accordance with the Allocation Schedule attached hereto as Exhibit G. Each of the parties hereto will file all Tax Returns (including without limitation the IRS Form 8594 and any disclosures that are required under Code
Section 1060) in a manner consistent with such Allocation Schedule.

5.11. No Sale. Until the Closing or the termination of this Agreement pursuant to the terms of Article VIII, other than as contemplated by this Agreement, the Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Purchased Assets except in the ordinary course of business.

5.12.    Confidentiality.

(a) The Seller will keep confidential and protect, and will not divulge, allow access to or use, except in the ordinary course of business or as otherwise provided in this Agreement or the agreements contemplated hereunder,
(i) AdMission Intellectual Property, including product specifications, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, Software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) relating solely to the AdMission Business, and (ii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing ("Confidential Information"). The foregoing obligations of confidentiality will not apply to any Excluded Information. "Excluded Information" shall include information that: (a) was publicly known at the time of the execution of this Agreement or subsequently disclosed through no fault of the Seller; or (b) was communicated by the Buyer to an unaffiliated third party free of any obligation of confidence, provided, however, that, except as set forth in Section 9.9 hereof, nothing herein shall release the Buyer from its obligations pursuant to the Mutual Nondisclosure Agreement between the Buyer and the Seller dated as of December 1, 2004 (the "Mutual NDA").

(b) In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.12. If, in the absence of a protective order or the receipt of a waiver from Buyer, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller will use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.

5.13. Assignment of Confidentiality Agreements. Effective upon the Closing, the Seller will assign to Buyer all of the Seller's right, title and interest in and to any confidentiality agreement to which the Seller may be a party regarding to the confidentiality of information relating exclusively to the Purchased Assets.

5.14. Schedules. Prior to the date hereof, Seller has delivered to Buyer, and Buyer has received to its satisfaction, all Schedules required to be prepared and delivered by Seller hereunder. Seller shall be entitled further to supplement or amend any Schedule before the Closing Date to the extent required to update such Schedule to reflect events or occurrences after the date hereof.

5.15. Further Assurances. The Parties will, after the Closing, execute such further documents, deeds, bills of sale, assignments and instruments of assumption, obtain such consents or approvals and give such notices, and take such further actions as may reasonably be required to consummate the sale, transfer and assignment of the Purchased Assets and the assumption of the Assumed Liabilities and to effect the other purposes of this Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

6.1. Seller's Indemnification. Subject to the terms and conditions of this Article VI, the Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and its officers, directors, employees, assigns, successors and affiliates (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by any Buyer Indemnified Party, in each case in connection with, resulting from or arising out of: (a) the inaccuracy or breach of any representation or warranty made by the Seller set forth in this Agreement or any agreement contemplated hereby; or (b) the nonfulfillment of any covenant or agreement on the part of the Seller set forth in this Agreement or any agreement contemplated hereby; (c) any product sold, manufactured, or licensed by and any services provided by the Seller prior to Closing; (d) any liability of the Seller for Taxes incurred on or prior to the Closing; or (e) failure of the Seller to assume, pay and discharge the obligations of the Seller not assumed by Buyer pursuant to this Agreement.

6.2. Buyer's Indemnification. Subject to the terms and conditions of this Article VI, the Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller and its officers, directors, employees, assigns, successors and affiliates (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by any Seller Indemnified Party, in each case in connection with, resulting from or arising out of: (a) the inaccuracy or breach of any representation or warranty made by the Buyer set forth in this Agreement or any agreement contemplated hereby; (b) the nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement or any agreement contemplated hereby; (c) the Assumed Liabilities; or (d) the Liabilities incurred by the Buyer as a result of the Buyer's operation of the Purchased Assets after the Closing.

6.3.          Indemnification Procedures.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A person entitled to indemnification under this
Article VI (an "Indemnified Party") shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third party claim and the amount of the Damages claimed. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered indemnifiable "Damages" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or
(III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction. If a written notice does not state the amount claimed, such omission will not preclude the Indemnified Party from recovering from the Indemnifying Party with respect to the claim described in such notice if the Claimed Amount is promptly provided after it is determined. In order to assert its right to indemnification under this Article VI, the Indemnified Party will not be required to provide any notice except as provided in this Section 6.3(b).

6.4. Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement shall survive the Closing and continue until the first (1st) anniversary of the date of the Closing, at which time they shall expire. If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

6.5.          Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this
Agreement:

(i) (A) the aggregate indemnification obligation of the Seller hereunder shall not exceed in the aggregate $350,000 and (B) the Seller shall have no obligation to indemnify, hold harmless, defend or bear the cost of defending the
 Buyer or its successors or assigns unless and until the aggregate amount of all Damages exceeds $100,000 and then only for Damages in excess of $100,000; and

(ii) (A) the aggregate indemnification obligation of the Buyer hereunder shall not exceed in the aggregate $350,000 and (B) the Buyer shall have no obligation to indemnify, hold harmless, defend or bear the cost of defending the Seller or its successors or assigns unless and until the aggregate amount of all Damages exceeds $100,000 and then only for Damages in excess of $100,000.

(b) In no event shall the Seller or the Buyer be responsible or liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in value of property, special or punitive damages or otherwise not actual damages. Except as set forth in clause (c) below, each Party shall (and shall cause its Affiliates to) use reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article VI.

(c)      The amount of Damages recoverable by an Indemnified Party under this
Article VI with respect to an indemnity claim shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier. The Parties to this Agreement may pursue such payments of insurance claims, however, no Party is obligated to pursue such insurance claims. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this
Article VI with respect to such claim plus the amount of insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

(d) To the extent any representation or warranty of the Seller in Article III is, to the Knowledge of the Buyer on or prior to the date hereof, untrue or incorrect, the Buyer shall have no rights to indemnification under this Article VI by reason of such untruth or inaccuracy. To the extent any representation or warranty of the Buyer in Article IV is, to the Knowledge of the Seller on or prior to the date hereof, untrue or incorrect, the Seller shall have no rights to indemnification under this Article VI by reason of such untruth or inaccuracy.

6.6. Exclusive Remedy. Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement and for claims based on fraud, the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to claims covered by Sections 6.1 or 6.2 or otherwise relating to the transactions that are the subject of this Agreement.

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

7.1. Conditions to Buyer's Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer's sole discretion (but no such waiver will waive any rights or remedy otherwise available to Buyer), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article III that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article III that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by the Seller);

(b) The Seller will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) Buyer will have received evidence reasonably acceptable to it that no litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement,
(ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the ancillary agreements, (iii) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or any of its officers or directors or with respect to any portion of the Purchased Assets;

(d) The Buyer will have received aggregate proceeds of at least $750,000 for the sale of no more than 750,000 shares of Buyer Preferred Convertible Shares to the Transferring Employees;

(e) The Buyer will have received evidence that the Seller has received an executed copy of the IPIX Corporation Employee Certificate, in the form attached hereto as Exhibit H from each of Sarah Pate and Paul Farmer and an executed copy of the IPIX Corporation Employee Intellectual Property Certificate in the form attached hereto as Exhibit I from each of Scott Lewis and Robert Dominy;

(f) The Buyer will have entered into an Invention Assignment Agreement in substantially the form attached hereto as Exhibit J with each of the Transferring Employees;

(g) After the date of this Agreement, no Material Adverse Effect will have occurred;

(h) No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any material of the Purchased Assets which would materially impair the value of the Purchased Assets or (ii) is entitled to a material portion of the Purchase Price;

(i) Buyer will not have discovered any fact or circumstance existing as of the date of this Agreement not disclosed on the Disclosure Schedule that constitutes a Material Adverse Effect; and

(j) The Seller will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.2.

7.2. Conditions to the Seller's Obligations. The obligation of the Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the Seller's sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article IV that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article IV that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by the Buyer or the discovery of information by Seller);

(b) Buyer shall have received at least Three Million Five Hundred Thousand Dollars ($3,500,000) for the sale of not more than 3,500,000 Shares of Buyer Convertible Shares;

(c) Buyer will have performed and complied with each of its agreements contained in this Agreement in all material respects; and

(d) Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.3.

                                  ARTICLE VIII
                                   TERMINATION

8.1.          Termination. This Agreement may be terminated prior to the
Closing:

(a)      by the mutual written consent of Buyer and the Seller;

(b)      by the Seller, if:

(i) Buyer has breached any representation, warranty or agreement contained in this Agreement in any material respect in any such case such that Section 7.2(a) or Section 7.2(b) will not be satisfied and such breach or condition has not been promptly cured within thirty (30) days following receipt by Buyer of written notice of such breach;

(ii) the transactions contemplated by this Agreement have not been consummated on or before February 15, 2005; provided, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Seller's failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(iii) any of the conditions set forth in Section 7.2 have become impossible to satisfy;

(c)      by Buyer, if:

(i) the Seller has breached any representation, warranty or agreement contained in this Agreement in any material respect in any such case such that
Section 7.1(a) or Section 7.1(b) will not be satisfied and such breach or condition has not been promptly cured within thirty (30) days following receipt by Seller of written notice of such breach;

(ii) the transactions contemplated by this Agreement will not have been consummated on or before February 15, 2005; provided, that the Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Buyer's failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(iii) any of the conditions set forth in Section 7.1 have become impossible to satisfy.

8.2. Effect of Termination. The right of termination under Section 8.1 is in addition to any other rights Buyer or the Seller may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that 9.2 (governing law) and
9.8 (expenses) will survive indefinitely unless sooner terminated or modified by the parties in writing.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns; provided, however, that no Party may assign either this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the Buyer (in the case of an assignment by the Seller) or the Seller (in the case of an assignment by the Buyer). Any such purported assignment without such prior written consent shall be void and of no force or effect.

9.2. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

9.3. Specific Performance; Remedies Not Exclusive. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Party's

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

covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

9.4. Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9.5. Amendment. This Agreement may only be amended, supplemented or modified by execution of an instrument in writing signed by all the Parties.

9.6. Waiver. Any Party hereto may to the extent permitted by applicable Laws (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

9.7. Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, on the day it is delivered (if not delivered on a business day, the first business day after it is delivered); (ii) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, four business days after it is sent; or (iii) if sent for next business day delivery by a nationally recognized overnight delivery service, one business day after it is sent. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)      If to the Seller:

                                    IPIX Corporation
                                    8000 Towers Crescent Drive, Suite 1350
                                    Vienna, VA  22182
                                    Attention: Clara Conti, President
                                    and Chief Executive Officer
                                    Telephone: (703) 847-3670
                                    Facsimile:  (703) 338-8501

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

                                    with a copy to:

                                    Shaw Pittman LLP
                                    1650 Tysons Boulevard, 14th Floor
                                    McLean, VA 22102
                                    Attention:  Thomas J. Knox, Esq.
                                    Telephone:  (703) 770-7900
                                    Facsimile:   (703) 770-7901

(b)      If to the Buyer:

                                    AdMission, Inc.
                                    3160 Crow Canyon Road
                                    San Ramon, CA  94583
                                    Attention:  Sarah Pate
                                    Telephone:  (925) 242-4021
                                    Facsimile:  (925) 277-9494

                                    with a copy to:

                                    Michael Brown, Esq.
                                    Dorsey & Whitney LLP
                                    U.S. Bank Centre
                                    1420 Fifth Avenue, Suite 3400
                                    Seattle, WA  98101
                                    Telephone:  (206) 903-8811
                                    Facsimile:   (206) 903-8820

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

9.8. Expenses. Except as otherwise provided in Article VI, all costs and expenses (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, and fees and expenses of accountants) incurred by the Seller in connection with the transactions contemplated hereby shall be borne by the Seller and all costs and expenses (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, and fees and expenses of accountants) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer.

9.9. Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein. Notwithstanding the foregoing, the Mutual NDA and the Mutual Nondisclosure Agreement dated October 6, 2004 between Swiftsure Capital LLC and the Seller (the "Swiftsure NDA") shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with their terms from and after the Closing, provided, however, that, effective from and after the Closing the Purchased Assets and the information related solely and exclusively to the AdMission Business shall constitute Excluded Information solely for purposes of Buyer's obligations under the Mutual NDA and shall not constitute Evaluation Materials under the Swiftsure NDA solely for purposes of Swiftsure's obligations thereunder.

9.10. Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Subsidiary, Affiliate, stockholder, employee or partner of any Party hereto or any other Person.

9.11. Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

9.12. Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

9.13. Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

9.14. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature, which shall be considered legally binding for all purposes.

                     [Signatures appear on following pages.]

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

        IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the effective date set forth below.




                                        BUYER:

                                        ADMISSION, INC.


                                        By:  /s/ Peter F. Yaokum
                                             -------------------
                                        Name:  Peter F. Yoakum
                                        Title:  Treasurer

                                        SELLER:

                                        IPIX CORPORATION


                                        By:  /s/ David Wilds
                                             ---------------
                                        Name:  David Wilds
                                        Title: Director



                                        Effective Date:  January 11, 2005






                  [Signatures Page to Asset Purchase Agreement]

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

                                   APPENDIX A

                                  DEFINED TERMS

1. "AdMission Business" has the meaning given to such term in the preamble.

2. "AdMission Business Working Capital Requirement" means funds immediately available for use by the AdMission Business, calculated by taking the sum of the amounts set forth on Schedule 3.3(i) and 3.3(ii), and subtracting therefrom the amounts set forth on Schedule 3.3(iii).

3. "AdMission Employees" means the current employees of the Seller who are exclusively or primarily involved in providing services relating to the Purchased Assets.

4. "AdMission Intellectual Property" means all Intellectual Property included in the Purchased Assets.

5.       "AdMission Products" has the meaning given to such term in Section
1.1(a).

6. "Affiliat" means, as to any Party, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote thirty percent (30%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such Party's spouse, parents, siblings and lineal descendants.

7.       "Agreement" has the meaning given to such term in the preamble.

8. "Assumed Liabilities" has the meaning given such term in Section 1.3 of the Agreement.

9.       "Buyer" has the meaning given such term in the preamble.

10. "Buyer Indemnified Party" means the Buyer and its officers, directors, permitted assigns, successors and Affiliates.

11.      "Claim Notice" has the meaning given to such term in Section 6.3(b).

12.      "Claimed Amount" has the meaning given to such term in Section 6.3(b).

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

13.      "Closing" has the meaning given to such term in Section 2.1.

14.      "Closing Date" has the meaning given to such term in Section 2.1

15.      "Code" shall mean the Internal Revenue Code of 1986, as amended.

16. "Contract" means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Seller is a party and by which the Seller or any of the Purchased Assets is bound including, without limitation, (a) all customer, partner, employee, contractor, and third party contracts, agreements or understandings, as the case may be, relating to the license, use, distribution and support of the Purchased Assets; (b) OEM, VAR or otherwise integrated reseller agreements relating to the Purchased Assets; (c) source code escrow arrangements relating to the Purchased Assets; and (d) third party contracts, including any partner contracts granting the Seller access to or use of third party products necessary for the testing and development of the Purchased Assets.

17.      "Conveying Contracts" has the meaning given to such term in Section
1.1(b).

18. "Damages" means all losses, claims, damages, punitive damages, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description), including without limitation, any such Damages suffered, sustained, incurred or paid in connection with, resulting from or arising out of any causes of actions, lawsuits or administrative proceedings (including informal proceedings).

19. "Encumbrance" means any lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other similar right.

20. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

21.      "Exchange Act" means the Securities Act of 1934, as amended.

22. "Excluded Assets" has the meaning given such term on Section 1.2 of the Agreement.

23. "Government Authority" means any agency or other instrumentality of the United States, or any state, local, or foreign entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of government.

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

24. "Governmental Authorization" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, or otherwise required by any Governmental Authority or pursuant to Laws.

25.      "Indemnified Party" shall have the meaning given to such term in
Section 6.3(a).

26.      "Indemnifying Party" shall have the meaning given to such term in
Section 6.3(a).

27. "IRS" means the Internal Revenue Service or any successor agency thereto.

28. "Intellectual Property" means all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, logos, domain names, URLs, and corporate names and registrations and applications or registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors' and moral rights, (iv) Software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vi) other intellectual property rights, (vii) "technical data" as defined in 48 Code of Federal Regulations, Chapter 1, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

29. "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter, (ii) in the case of the Seller, it will be deemed to have "Knowledge" of a particular fact or other matter only if (a) the President, Chief Executive Officer or Chief Financial Officer has "Knowledge" (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement or (b) any of Paul Farmer, Sarah Pate, Scott Lewis, or Robert Dominy has Knowledge (as contemplated by clause (i) above) of such fact or other matter as of the date that such person executes the IPIX Corporation Employee Certificate attached to the Agreement as Exhibit H (in the case of Paul Farmer and Sarah Pate) or the IPIX Employee Intellectual Property Certificate attached to the Agreement as Exhibit I (in the case of Scott Lewis and Robert Dominy), and then only if and to the extent such fact or other matter is disclosed on

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

such certificate, and (iii) in the case of the Buyer, it will be deemed to have "Knowledge" of a particular fact or other matter if the President, Chief Executive Officer, Chief Financial Officer or Peter Yoakum has "Knowledge" (as contemplated by clause (i) above) of such fact or other matter on the date of this Agreement.

30. "Laws" means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

31. "Liability" or "Liabilities" means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

32. "Material Adverse Effect" means any effect, event or change which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the Purchased Assets or on the right or ability of the Seller to consummate the transactions contemplated hereby, other than (i) changes or effects which are or result from occurrences relating to the economy in general or the Seller's industry and not specifically related to the Seller,
(ii) changes or effects which result from the loss of customers or delay or cancellation or cessation of orders for any Seller's products or services directly attributable to the announcement of this Agreement, or (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

33. "Other Assets" means the assets specified on Schedule 3.4 to the Asset Purchase Agreement.

34. "Party" and "Parties" have the meaning given to such terms in the preamble.

35. "Permitted Liens" shall mean (i) liens, claims, changes, encumbrances, leases, pledges, security interests, mortgages, defects in title or other restrictions set forth on any schedule to the Agreement, (ii) the Assumed Liabilities, and (iii) current liabilities, not unusual in amount, incurred in the ordinary course of the AdMission Business.

36. "Person" means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Governmental Authority or other entity.

37.      "Purchase Price" has the meaning given to such term in Section 1.4.

38. "Purchased Assets" has the meaning set forth in Section 1.1 of the Agreement.

39. "QWEST Agreement" means the Collocation Agreement by and between the Seller and QWEST Communications Corporation, dated as of February 11, 2003, and all amendments thereto.

40. "Registered Intellectual Property Rights" means Intellectual Property Rights that are the subject of an issued patent, trademark, copyright, design right or other similar registration formalizing government-granted rights.

41.      "Securities Act" means the Securities Act of 1933, as amended.

42.      "Seller" has the meaning given to such term in the preamble.

43. "Seller Indemnified Party" means the Seller and its officers, directors, permitted assigns, successors and Affiliates.

44. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

45. "Subsidiary" or "Subsidiaries" means any corporation, partnership, joint venture or other legal entity of which the Seller (either alone or through or together with any other Subsidiary) owns, directly or indirectly, sufficient amounts of the stock or other equity securities entitling it or another Subsidiary to vote for the election of at least a majority of the board of directors or other governing body of such corporation or other legal entity.

46. "Tax" or "Taxes" means all federal, state, local, foreign or other tax of any kind whatsoever, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty or addition thereto, whether disputed or not.

47. "Tax Return" means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

48. "Transfer Taxes" means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

49.      "Transferring Employees" shall have the meaning set forth in Section
4.4.





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